November 15, 2020

James Daniel
General Counsel and Corporate Secretary
ICF International, Inc.
9300 Lee Highway
Fairfax, VA 22301

Re: Notice required by my Employment Agreement with ICF

Dear Jim:

Confirming our detailed discussions of this topic, effective at the close of business on December 31, 2020, I hereby (1) terminate my employment agreement with the Company for "Good Reason" as provided in Section 5(b) of the agreement and in accordance with its terms, and (2) resign as Executive Chairman, Chairman and a director and officer of ICF International, Inc. and each of its subsidiaries and affiliated entities.

It has been my privilege to work with and serve the Company and its many stakeholders.

Very truly yours,

Sudhakar Kesavan

Cc: John M Wasson, CEO ICF International

010-9122-7749/1/AMERICAS